CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-185872 on Form N-14 under the Securities Act of 1933, of our report dated December 20, 2012 relating to the financial statements and financial highlights of the Madison Cash Reserves Fund, Madison Core Bond Fund, and Madison Mid Cap Fund, (formerly known as the Cash Reserves Fund, Bond Fund, and Mid Cap Fund, respectively), three of the series of the Madison Funds (formerly known as MEMBERS Mutual Funds), appearing in the Annual Report on Form N-CSR of MEMBERS Mutual Funds for the periods ended October 31, 2012, and to the reference to us under the heading “Financial Highlights” and “Other Service Providers” in the Combined Proxy Statement/Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP

(signature)

Milwaukee, WI
February 4, 2013